Exhibit 5.1

Law Offices of Jeffrey Maller
4221 Wilshire Blvd., Suite 355
Los Angeles, California 90010
T. (310) 693-6700
F. (323) 315-2273

June 2, 2013

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re:	Feel Golf Co., Inc. Form S-8 Registration Statement

Ladies and Gentlemen:

We refer to the above-captioned registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed by Feel Golf Co., Inc., a California corporation (the “Company”), with the Securities and Exchange Commission with respect to 60,000,000 shares of Common Stock, par value $.0001 per share, of the Company (“Common Stock”), relating to legal services for the Company.

As Counsel for the Company, we are familiar with the Certificate of Incorporation and the By-Laws of the Company and with its affairs, including the actions taken by the Company in connection with this Registration Statement.  We have also examined such other documents and instruments and have made such further investigation as deemed necessary or appropriate in connection with this opinion. Based on our examination mentioned above, we are of the opinion that the securities being registered to be sold pursuant to the Registration Statement are duly authorized and will be, when sold in the manner described in the Registration Statement, legally and validly issued, and fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under “Interests of Named Experts and Counsel” in the related Prospectus. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Jeffrey Maller
Law Offices of Jeffrey Maller